Exhibit 10.1

WEC ENERGY GROUP
SUPPLEMENTAL PENSION PLAN
Amended and Restated Effective as of January 1, 2016

Exhibit 10.1

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Exhibit 10.1

TABLE OF CONTENTS
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Exhibit 10.1

WEC ENERGY GROUP
SUPPLEMENTAL PENSION PLAN
INTRODUCTION
The Plan was established effective January 1, 2005 and is known as the "WEC Energy Group Supplemental Pension Plan." Prior to January 1, 2016, the Plan was known as the Wisconsin Energy Corporation Supplemental Pension Plan.
The Plan is maintained by WEC Energy Group, Inc. (the “Company”) to attract and retain key employees by providing such employees with supplemental pension benefits. The Plan consolidates provisions applicable to supplemental pension benefits under the Legacy Plan and pension make-whole benefits under the Legacy EDCP, STPP and MEZ Plan. As such, beginning January 1, 2005, all supplemental pension benefits accrued pursuant to the Legacy Plan formula and all pension make-whole benefits accrued pursuant to the Legacy EDCP, STPP and MEZ Plan formulas are provided under this Plan. Pension make-whole benefits earned under the Legacy EDCP, STPP and MEZ Plans as of December 31, 2004 were immediately vested and are considered "grandfathered" within the meaning of Code Section 409A.
The Plan is intended to comply with the provisions of Code Section 409A, and any guidance and regulations issued thereunder. The Plan shall be interpreted and administered consistent with this intent and shall apply to all amounts credited under the Plan on or after January 1, 2005. Such amounts include any amounts previously earned but not vested as of December 31, 2004 under the Legacy Plan, which the Company froze effective December 31, 2004. The terms and conditions of the Legacy Plan govern any Legacy Plan benefits derived from compensation paid and credited to the Legacy Plan before January 1, 2005, provided the benefits were otherwise vested as of December 31, 2004. Except as otherwise provided in the Plan, payment elections made at the end of the Code Section 409A transition period apply to benefits derived from compensation paid in 2005 and later and supersede any payment election or election to defer made during such period, in accordance with Code Section 409A relief provided in Notice 2006‑79, Notice 2007‑86 and proposed regulations promulgated under Code Section 409A.
The Plan was amended and restated on January 1, 2015 to exclude from participation any nonrepresented (management) employee hired, rehired, or transferred from a union position on or after January 1, 2015 since these employees are not eligible to participate in the RAP. Instead, these employee are allocated a qualified employer pension contribution under the WEC Energy Group Employee Retirement Savings Plan (previously, the Wisconsin Energy Corporation Employee Retirement Savings Plan) and eligible employees receive supplemental benefits under the WEC Energy Group Non-Qualified Retirement Savings Plan (previously, the Wisconsin Energy Corporation Non‑qualified Retirement Savings Plan). Effective as of January 1, 2016, the Plan was again restated to reflect the change in the name of the Company and Plan and to clarify certain administrative provisions.

Exhibit 10.1

ARTICLE 1
DEFINITIONS
Whenever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

1.1
"Annual Installment Method" shall mean equal annual installment payments over a specified number of years that is actuarially equivalent to the immediate life annuity that would have normally been payable to the Participant upon the Participant's benefit commencement date. To determine the annual installment payments, the Plan will utilize the actuarial assumptions set forth under the RAP for determining lump sum distributions from the RAP.

1.2
“Base Annual Salary” shall mean the annual cash compensation relating to services performed during a Plan Year, whether or not paid in, or included on the Form W-2 for, such Plan Year, excluding severance payments, non-qualified supplemental pension payments, performance awards, bonuses, commissions, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors’ fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Participant’s gross income), stock options, restricted stock, performance shares or units, dividends, dividend equivalents and any other equity-based award provided under a plan or arrangement of an Employer. Base Annual Salary shall be calculated before it is deferred or contributed by the Participant under a qualified or non-qualified plan of an Employer and shall include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) pursuant to plans established by an Employer; provided, however, that all such amounts shall be included in Base Annual Salary only to the extent that, had there been no such plan, the amount would have been payable in cash to the Participant.

1.3
“Beneficiary” shall mean one or more persons, trusts, estates or other entities designated by the Participant in accordance with Article 6 that are entitled to receive benefits under this Plan upon the death of a Participant.

1.4	“Board” shall mean the board of directors of the Company.

1.5	“Change in Control” shall mean, with respect to the Company, the occurrence of any one of the following dates, interpreted consistent with Treasury Regulation Section 1.409A-3(i)(5).

(a)
Change in Ownership. The date any one Person, or more than one Person Acting as a Group, acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the foregoing, for purposes of this paragraph, if any one Person, or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of

Exhibit 10.1

additional stock by the same Person or Persons is not considered to cause a Change in Control.

(b)	Change in Effective Control.

(i)
The date any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company. Notwithstanding the foregoing, for purposes of this subparagraph, if any one Person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered to cause a Change in Control; or

(ii)
The date a majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

(c)
Change in Ownership of a Substantial Portion of the Company’s Assets. The date any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of this paragraph (c), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets is not treated as a Change in Control if the assets are transferred to:

(i)	An entity that is controlled by the shareholders of the transferring corporation;

(ii)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(iii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iv)	A Person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(v)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (iv).

Exhibit 10.1

(d)	“Person” and “Acting as a Group.”

(i)	For purposes of this Section, “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

(ii)
For purposes of this Section, Persons shall be considered to be “Acting as a Group” if they are owners of a corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a Person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be Acting as a Group with the other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Notwithstanding the foregoing, Persons shall not be considered to be Acting as a Group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

1.6	“Chief Executive Officer” shall mean the Chief Executive Officer of the Company.

1.7	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.8	“Committee” shall mean an internal administrative committee appointed by the Chief Executive Officer to administer the Plan in accordance with Article 8.

1.9
“Company” shall mean WEC Energy Group, Inc., a Wisconsin corporation, and any successor to all or substantially all of the Company’s assets or business. Prior to June 29, 2015, the Company was known as Wisconsin Energy Corporation.

1.10	“Compensation Committee” shall mean the Compensation Committee of the Board.

1.11
“EDCP” shall mean the WEC Energy Group Executive Deferred Compensation Plan, as amended from time to time, or any successor to such plan. Prior to January 1, 2016, the EDCP was known as the Wisconsin Energy Corporation Executive Deferred Compensation Plan.

1.12
“Election Form” shall mean the form or forms established from time to time by the Committee that a Participant completes and submits in accordance with Committee rules to designate a form of payment pursuant to Article 4. To the extent authorized by the Committee, such form may be electronic or set forth in some other media.

1.13
“Employer” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

Exhibit 10.1

1.14	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.15
“IRS Limitations” shall mean the limitation on tax-qualified benefits imposed by Code Section 415, Code Section 401(a)(17), or any other limitation on tax-qualified benefits to which a participant may be entitled under a plan sponsored by the Company.

1.16
“Legacy EDCP” shall mean the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan. Prior to January 1, 2005, the Legacy EDCP was known as the Wisconsin Energy Corporation Executive Deferred Compensation Plan.

1.17
“Legacy Plan” shall mean the Legacy Wisconsin Energy Corporation Supplemental Executive Retirement Plan. Prior to January 1, 2005, the Legacy Plan was known as the Wisconsin Energy Corporation Supplemental Executive Retirement Plan.

1.18
“MEZ Plan” shall mean the 2003 Mezzanine Incentive Plan For We Power, LLC, as amended and restated effective as of January 1, 2005, and as may be amended from time to time thereafter, or any successor to such plan.

1.19
“Participant” shall mean an individual selected to participate in the Plan and earn a benefit under either Article 2 or Article 3. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan, even if the spouse or former spouse has an interest in the Participant’s benefit as a result of applicable law or property settlements resulting from legal separation or divorce.

1.20
“Pension Eligible Earnings” shall mean a Participant’s established base salary for assigned responsibilities including payments for absences, without regard for any limitations imposed by the Code on benefits or compensation and including any amounts of base salary that would have been paid to the Participant, but were not paid because of deferral elections made by the Participant under a savings or other deferred compensation plan, and including the total of any incentive performance award determined under the STPP or other bonus plan of the Company which has been approved by the Board, Committee or Chief Executive Officer for inclusion into Pension Eligible Earnings for this Plan. Amounts of base salary and annual incentive shall be calculated without regard to any amounts deferred from such base salary or annual incentive compensation. For purposes of this definition, base salary shall be defined with reference to the RAP, as modified above, as in effect from time to time for a Plan Year.

1.21	“Pension Make-Whole Benefit” shall mean the benefit provided pursuant to Article 3.

1.22
“Plan” shall mean the WEC Energy Group Supplemental Pension Plan, including any amendments adopted hereto. Prior to January 1, 2016, the Plan was known as the Wisconsin Energy Corporation Supplemental Pension Plan.

1.23	“Plan Year” shall mean the calendar year.

Exhibit 10.1

1.24
“RAP” shall mean the WEC Energy Group Retirement Account Plan, as amended from time to time, or any successor to such plan. Prior to January 1, 2016, the RAP was known as the Wisconsin Energy Corporation Retirement Account Plan.

1.25	“SERP Benefit” shall mean SERP Benefit A and/or SERP Benefit B provided pursuant to Article 2.

1.26	“SERP Benefit A” means the benefit provided pursuant to Section 2.3.

1.27	“SERP Benefit B” means the benefit provided pursuant to Section 2.4.

1.28
“Separation from Service” shall mean the Participant’s termination of employment with all Employers and other entities affiliated with the Company, voluntarily or involuntarily, for any reason other than on account of death, or as otherwise provided by the Department of Treasury in regulations promulgated under Code Section 409A. For purposes of the foregoing, whether an entity is affiliated with the Company shall be determined pursuant to the controlled group rules of Code Section 414, as modified by Code Section 409A. Unless the employment relationship is terminated earlier by the Employer or Participant, the following shall apply for determining a Separation from Service under the Plan:

(a)
Except as provided in paragraph (b), the Participant’s employment relationship with the Employer shall be treated as continuing intact while the individual is on a military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months (or longer, if required by statute or contract). If the period of the leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b)
Where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of the Participant's position of employment or any substantially similar position of employment, the Participant's relationship with the Employer shall be treated as continuing intact for a period of 29 months and will be deemed to terminate on the first date immediately following such 29‑month period.

1.29
“STPP” shall mean the WEC Energy Group Short-Term Performance Plan, as amended from time to time, or any successor to such plan. Prior to January 1, 2016, the STPP was known as the Wisconsin Energy Corporation Short-Term Performance Plan.

1.30	“Trust” shall mean any fund created by a rabbi trust agreement established by the Company referencing the Plan and as amended from time to time.

Exhibit 10.1

1.31	“Vest” or “Vested” shall mean the Participant has a nonforfeitable right to the SERP Benefit and/or Pension Make-Whole Benefit, as the case may be, as determined under Section 2.2 or Section 3.2.
ARTICLE 2
SERP BENEFIT

2.1
Eligibility and Participation. The Chief Executive Officer, the Board or the Compensation Committee of the Board may designate those key employees of the Employer as a Participant for a SERP Benefit, provided that participation in the Plan shall be limited to a select group of management and highly compensated employees of the Employer (as defined in ERISA Sections 201(2), 301(a)(3) and 401(a)(1)) whose most recent date of hire, rehire, or transfer from a union position is prior to January 1, 2015. An employee may be designated as a Participant for purposes of SERP Benefit A and/or SERP Benefit B.

The Chief Executive Officer, the Board or the Compensation Committee of the Board shall have the discretion to exclude a Participant from continued participation in the SERP Benefit with such exclusion becoming effective as of the first day of the immediately following Plan Year. In such event, the Participant shall be eligible to receive a Pension Make-Whole Benefit in lieu of any SERP Benefit that accrued before such exclusion to avoid any duplication of benefits under the Plan.

2.2
Vesting. A Participant shall become Vested in the Participant's SERP Benefit upon the earlier of (i) attaining age 60 while employed with an Employer, (ii) death or (iii) a Change in Control. The Chief Executive Officer, the Board or the Compensation Committee of the Board has the authority to Vest a Participant who experiences a Separation from Service before age 60 or incurs a disability. “Disability” shall mean the Participant is eligible for a benefit under the Company’s long-term disability program, as may be in effect from time to time. In the event a Participant forfeits the SERP benefit due to a Separation from Service before becoming Vested, the Participant shall be entitled to a Pension Make-Whole Benefit, if any, pursuant to Article 3.

2.3	SERP Benefit A. SERP Benefit A provides a supplemental pension benefit, the amount of which shall be equal to the greater of (a) or (b), if applicable, subject to (c) below.

(a)
The benefit formula described in this paragraph (a) is intended to calculate a supplemental cash balance benefit that will be calculated as if it were held in an account (the “Account Balance”) for the Participant’s credit under the RAP. This Account Balance is a lump sum amount that increases each year as additional amounts are credited in two ways: a benefit credit and an interest credit.

(i)
Benefit Credit. Beginning as early as 1995, for each Plan Year in which a Participant is eligible to accrue a SERP Benefit A, the Participant’s Account Balance will be credited with a benefit credit equal to (i) the “relevant percentage” of the Participant's Pension Eligible Earnings for the Plan Year less (ii) the amount credited to the Participant’s RAP cash

Exhibit 10.1

balance account for such year. Notwithstanding the foregoing, if a Participant experiences a Separation from Service during the Plan Year, the Participant’s benefit credit will equal the relevant percentage of the Participant’s Pension Eligible Earnings through the Participant’s Separation from Service less the amount credited to the Participant's RAP cash balance account for the same time period.
For purposes of the above, the relevant percentage will be the same percentage as is determined under the RAP for the Plan Year of determination except that to be eligible for a relevant percentage of more than the minimum guaranteed benefit credit as determined under the RAP, the Participant must be actively employed on December 31 of that year.

(ii)
Interest Credit. For each Plan Year, the Participant’s Account Balance will receive an interest credit on the Account Balance at the beginning of the year. This interest credit will be the same percentage that has been applied to the RAP for that year. If the Participant did not have an Account Balance at the beginning of the year, the Account Balance will not receive an interest credit at the end of the year. If the Participant has a distribution from the Account Balance, either in whole or in part (under an installment payment or annuity) before December 31, a prorata Interest Credit will be credited for the Plan Year that includes the distribution, determined in the same manner as under the RAP. Interest credits cease with the commencement of payment.

(b)
The benefit formula described in this paragraph (b) will be calculated for Participants who were actively employed by an Employer on December 31, 1995 and who were covered under the RAP as of such date, thereby entitling them to a grandfathered pension benefit. Such Participants will be eligible to have their SERP Benefit A determined under the grandfathered minimum benefit, as described in Appendix A.

(c)
The SERP Benefit A provides a benefit for Participants who otherwise would lose benefits under the RAP due to certain limitations for included compensation under the RAP. Effective January 1, 2008, eligible compensation for determining benefits under the RAP for both the cash balance and grandfathered minimum benefit formulas was expanded to include STPP awards. As a result of this change, for certain participants, the total benefit payable as a final retirement benefit from both the RAP and this Plan may be fully payable from the RAP under the formula for the grandfathered minimum benefit. In this case, no further benefit would be payable from this Plan.

2.4
SERP Benefit B. SERP Benefit B provides Participants with a life annuity of 10% of the monthly average of the Participant’s Pension Eligible Earnings received from the Employer during whichever period of 36 consecutive months produces the highest monthly average. The monthly average of Pension Eligible Earnings during such 36 month period includes the monthly average of:

Exhibit 10.1

(a)	any performance award determined under the STPP or any other plan as designated by the Board, calculated as of the date of determination as if then paid in full as base salary, and

(b)
any amounts of base salary that would have been paid to the Participant during such 36-month period but are not paid due to deferral elections made by the Participant under a savings or other deferred compensation plan.

Effective as of January 1, 2005, no new individuals are eligible to earn a SERP B Benefit. The provisions relating to SERP Benefit B shall only apply to those Participants who were designated as eligible to earn a SERP Benefit B before January 1, 2005.
ARTICLE 3
PENSION MAKE-WHOLE BENEFIT

3.1
Eligibility and Participation. Participation in the Pension Make-Whole Benefit shall be limited to a select group of management and highly-compensated employees of the Employers whose most recent date of hire, rehire, or transfer from a union position is prior to January 1, 2015, as determined by the Chief Executive Officer, the Board or the Compensation Committee. From that group, the Chief Executive Officer, the Board or the Compensation Committee shall select employees to participate in the Pension Make-Whole Benefit and shall have the discretionary authority to exclude a Participant from continued participation in the Pension Make-Whole Benefit. Any such exclusion shall become effective as of the first day of the immediately following Plan Year. Such Participant shall remain a Participant until the accrued Pension Make-Whole Benefit is paid in full, unless such Participant becomes designated as eligible to earn a SERP Benefit.

3.2
Vesting. Pension Make-Whole Benefits are immediately vested, unless a Participant becomes designated as eligible for a SERP Benefit and Vested in the SERP Benefit. If a Participant becomes eligible to earn a SERP Benefit and becomes Vested in such benefit, no Pension Make-Whole Benefit shall be paid to such Participant in order to avoid any duplication of supplemental pension benefits provided under the Plan.

3.3	Pension Make-Whole Benefit. The Pension Make-Whole Benefit provided pursuant to this Article shall equal (a) less (b), subject to (c) below:

(a)	The pension benefit which would have accrued to the Participant’s credit under the RAP, calculated without regard to IRS Limitations and taking into account:

(i)	all Base Annual Salary, whether paid and/or deferred to the EDCP,

(ii)	STPP awards, whether paid and/or deferred to the EDCP;

(iii)	any other bonus award which has been approved by the Board, Committee or Chief Executive Officer; and

Exhibit 10.1

(iv)	any MEZ Plan award with respect to reaching the 2005 and/or 2008 MEZ Plan milestone, whether paid and/or deferred to the EDCP.

(b)	The pension benefit which has actually accrued to the credit of the Participant under the RAP.

(c)
The Pension Make-Whole Benefit provides a benefit for Participants who otherwise would lose benefits under the RAP due to certain limitations for included compensation under the RAP. Effective January 1, 2008, eligible compensation for determining benefits under the RAP for both the cash balance and grandfathered minimum benefit formulas was expanded to include STPP awards. As a result of this change, for certain participants, the total benefit payable as a final retirement benefit from both the RAP and this Plan may be fully payable from the RAP under the formula for the grandfathered minimum benefit. In this case, no further Pension Make-Whole Benefit would be payable from this Plan.

ARTICLE 4
TIME AND FORM OF PAYMENT

4.1
Application of Time and Form of Payment Provisions. The provisions of this Article apply to all supplemental pension benefits provided pursuant to Article 2 and Article 3, unless otherwise specified pursuant to a separate written agreement.

4.2	Time for Distribution. Distribution of a Participant’s SERP Benefit or Pension Make-Whole Benefit shall be made following the earliest to occur of:

(a)	The Participant’s Separation from Service; or

(b)	The Participant’s death.
Payment shall be paid or begin to be paid by the end of the Plan Year in which the distribution event occurs or, if later, by the 15th day of the third month following the event. If an Annual Installment Method is in effect, the second installment payment shall be made within the first 90 days of the Plan Year following the Plan Year in which the first installment payment was made and subsequent installment payments shall be made thereafter during the first 90 days of the Plan Year in which the installment is due.
Notwithstanding anything in the Plan to the contrary, distributions made to “specified employees” (determined pursuant to Treasury Regulation Section 1.409A‑(a)) upon a Separation from Service for any reason other than death shall be paid or begin to be paid as of the first day of the seventh month following the Participant’s Separation from Service. If a monthly annuity is payable, the monthly payments otherwise scheduled to be made pending such six-month delay will be aggregated and paid in a lump sum payment as of the first day of the seventh month following the Participant’s Separation from Service. No interest shall be payable on any amounts delayed due to the Participant’s status as a specified employee.

Exhibit 10.1

4.3
Payment Form. The form in which a Participant’s benefit shall be paid is dependent upon the Participant’s accrued benefit value determined as of the first day of the month following the distribution event (the “determination date”), even if such payment is delayed for a specified employee pursuant to Section 4.2.

(a)	Separation from Service or Death.

(i)	A Participant whose accrued benefit is $75,000 or less as of the determination date, payment shall be made in a lump sum.

(ii)	A Participant whose accrued benefit is greater than $75,000 may elect, pursuant to Section 4.4, to receive payment:

(A)	in any number of installments between five and ten, using the Annual Installment Method to determine the amount of each installment, or

(B)	in the form of a life annuity.
A Participant electing to receive payment in the form of a life annuity may select among actuarially equivalent life annuities, the forms of which shall be determined by the Committee in its sole discretion. Actuarial equivalence shall be determined using the factors then in effect under the RAP. Such annuity selection may be made at the time distribution of the Participant's benefit is to begin without such selection being treated as a subsequent change in election pursuant to Treasury Regulation Section 1.409A-2(b)(2). In the event a Participant elected a life annuity but does not make a selection as to the specific annuity form, payment shall be made in the form of a single life annuity for unmarried Participants or a joint and 50% survivor annuity for married Participants.
Notwithstanding the foregoing, if no valid Election Form is in effect upon the distribution event, then payment shall be made in (1) a lump sum if the value of a Participant’s accrued benefit falls within the payment tier described in clause (i) and (2) five installments using the Annual Installment Method to determine the amount of each installment if the value of a Participant’s accrued benefit falls within the payment tier described in clause (ii).

(b)
Separation from Service After Change in Control. A lump sum payment shall be made upon a Separation from Service that occurs within 18 months following a Change in Control. Such lump sum payment shall be in an amount equal to the then present value of all benefits then accrued under this Plan, calculated using (i) an interest rate equal to a 36 consecutive month average, using the rates as of the last business day of each month (the "Month End Rate"), of the five-year United States Treasury Note yields (the "36 Month Average Rate") in effect ending with the Month End Rate immediately prior to the month in which the Separation from Service occurred as such yield is reported in the Wall Street

Exhibit 10.1

Journal or comparable publication, and (ii) the mortality table used for purposes of determining lump sum amounts then in use under the RAP.

4.4	Election Form Requirements.

(a)
Election Timing Generally. At the times indicated below, a Participant may file with the Committee an Election Form indicating the desired form of payment in the event the Participant’s benefit has a value greater than $75,000.

(i)
Participants eligible for a SERP Benefit A or Pension Make-Whole Benefit may file an Election Form with the Committee no later than January 30th of the Plan Year immediately following the first Plan Year in which the Participant began to accrue either benefit. An Election Form is irrevocable as of January 30 of such Plan Year.

(ii)
SERP Benefit B Participants must file an Election Form with the Committee before the beginning of the first Plan Year in which a benefit is accrued. An Election Form is irrevocable as of the first day of the Plan Year in which the benefit first accrues.

(b)	Changes to Elected Form of Payment. A Participant may elect to change the form of payment for amounts that are subject to an election that is irrevocable.

(i)
A Participant who has an installment form of payment in effect may change such election to an annuity payment, provided the annuity commencement date shall be deferred to a date that is at least five years after the date the initial installment payment would otherwise have commenced.

(ii)
A Participant who has an annuity payment election in effect may change such election to an installment form of payment, provided that the first installment payment shall be deferred to a date that is at least five years after the date the annuity payments would otherwise have commenced.

(iii)
A Participant who has an installment election in effect may change the number of installments, provided that the first installment payment shall be deferred to a date that is at least five years after the date the initial installment payment would otherwise have commenced.

Any such election changes pursuant to this paragraph shall be completed in accordance with Committee rules and must be made at least 12 months before the event triggering distribution occurs. Therefore, if the event triggering distribution occurs before such 12 month period has elapsed, then the election to change the payment form shall not take effect.

(c)
Elections Pursuant to §409A Transition Relief. Notwithstanding the foregoing provisions of this Section, on or before December 31, 2008, Participants may make or change payment form elections consistent with transition relief provided

Exhibit 10.1

by the Department of the Treasury in Notice 2006-79, Notice 2007-86 and proposed regulations promulgated under Code Section 409A. If a Participant makes such an election or change, then the last election validly in effect as of December 31, 2008 shall be treated as the “initial” election. Participants whose SERP Benefit A vested and began to be paid on and after January 1, 2005 and before January 1, 2009, received either the default payment form of a joint and survivor annuity payment or an actuarial equivalent form of annuity payment, as provided under the Legacy Plan’s form of payment provisions. In addition, a Participant who began to be paid any portion of the Participant's Pension Make-Whole Benefit that is subject to Code Section 409A on and after January 1, 2005 and before January 1, 2009, received payment of such benefit in the form selected pursuant to the Participant's timely filed election(s), or if none, in a lump sum, as provided under the Legacy Plan.

4.5	Discretion to Accelerate Distribution.

(a)	The Committee shall have the discretion to make a distribution, or accelerate the time or schedule of payment of a Participant’s vested accrued benefit if payment is required for:

(i)
FICA, FUTA and/or the corresponding withholding provisions of applicable state and local taxes with respect to compensation accrued under the Plan. Any such distribution shall not exceed the aggregate of such tax withholding and shall reduce the Participant’s accrued vested benefit to the extent of such distributions; or

(ii)
payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount accrued under the Plan and FUTA resulting from such payment. Any such payment shall not exceed the amount of such taxes due as a result of Plan participation.

(b)
The Committee or a Plan representative is authorized to accelerate the time or schedule of a payment under the Plan to an individual other than the Participant, or to make a payment under the Plan to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)). Payment to an alternate payee under a domestic relations order shall be made in a lump sum within 90 days after the Committee or Plan representative approves such order.

(c)
The Committee shall have the discretion to accelerate the time or schedule of a payment under the Plan if the Plan fails to meet the requirements of Code Section 409A and regulations promulgated thereunder, provided that any such payment does not exceed the amount required to be included in income as a result of such failure.

Exhibit 10.1

ARTICLE 5
DEATH BENEFITS

5.1	Death While In Pay Status or After a Separation from Service.

(a)	Death After Payment Commencement.

(i)	Lump Sum. If the Participant dies after the lump sum payment is made by the Plan, no further payments shall be made from the Plan.

(ii)
Installment Payments. If the Participant dies after installment payments begin, but before the entire benefit is paid in full, the Participant’s unpaid benefit payments shall continue to be paid to the Participant’s Beneficiary over the remaining number of years as that benefit would have been paid to the Participant had the Participant survived.

(iii)
Joint and Survivor Annuity. If payments to the Participant have begun under a joint and survivor annuity and the Participant then dies, the Participant’s spouse shall begin receiving the survivor annuity payments for the spouse's life.

(iv)	Single Annuity. If payments to the Participant have begun under a single life annuity and the Participant then dies, all payments shall cease upon the Participant’s death.

(b)	Death After Separation from Service but Before Payment Commencement.
In the event a Participant dies after a Separation from Service and before payment of the Participant's benefit is scheduled to be made, whether a benefit is paid to a Beneficiary will depend on the form of payment the Participant was scheduled to receive, determined as follows:

(i)
Lump Sum or Installment Payments. If payment to the Participant was scheduled to be made in a lump sum or installments, payment to the Participant’s Beneficiary shall be made or begin to be made pursuant to the Participant’s election during the first 90 days of the Plan Year following the Plan Year of the Participant’s Separation from Service.

(ii)
Joint and Survivor Annuity. If payment to the Participant was scheduled to be made in a joint and 50% survivor annuity, the Participant’s spouse shall begin receiving the survivor annuity payments at the time the Participant would have begun receiving payments had the Participant survived.

(iii)	Single Annuity. If payment to the Participant was scheduled to be made in a single life annuity, no further payment shall be made following the Participant’s death.

Exhibit 10.1

5.2
Death Prior to a Separation from Service. If a Participant dies prior to a Separation from Service, the Participant’s benefit shall be paid to the Participant’s Beneficiary in a lump sum by the end of the Plan Year in which the Participant dies or, if later, by the 15th day of the third month following the Participant’s death, regardless of whether the Participant is a specified employee.

ARTICLE 6
BENEFICIARY DESIGNATION

6.1
Beneficiary. Each Participant may, at any time, designate one or more Beneficiaries (both primary as well as contingent) to receive any benefits payable under the Plan upon the Participant's death. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

6.2
Beneficiary Designation; Change. A Participant shall designate a Beneficiary by completing a beneficiary designation form established by the Committee or its delegate, and returning it to the Committee or its designated agent. To the extent authorized by the Committee, such form may be electronic or set forth in some other media or format. A Participant may change a Beneficiary designation by completing and otherwise complying with the terms of the beneficiary designation form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new beneficiary designation form, all Beneficiary designations previously submitted shall be canceled. The Committee shall rely on the last completed beneficiary designation form submitted by the Participant before the Participant's death. In the event of a Participant's divorce, any designation of the Participant's former spouse as a Beneficiary shall be deemed void unless after the divorce the Participant completes a new designation naming such former spouse as a Beneficiary.

6.3	Acknowledgment. No Beneficiary designation or change in Beneficiary designation shall be effective until accepted by the Committee or a Plan representative.

6.4
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this Article 6 or, if all designated Beneficiaries predecease the Participant or die before complete distribution of the Participant’s benefit (applicable only if an installment payment is in effect), then the Participant's remaining benefits shall be paid to the Participant’s surviving spouse, if none, to the Participant's descendants by right of representation or, if none, to the Participant's next of kin determined pursuant to the laws of the state in which the Company's principal place of business is located as if the Participant had died unmarried and intestate.

6.5
Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments under this Plan, the Committee may, in its sole discretion, require the Participant’s Employer to withhold such payments until the matter is resolved to the Committee’s satisfaction.

Exhibit 10.1

6.6
Discharge of Obligations. The complete payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and the Participant’s Election Form shall terminate upon such full payment of benefits.

ARTICLE 7
TERMINATION, AMENDMENT OR MODIFICATION

7.1	Termination.

(a)
Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that an Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its participation in the Plan and/or to terminate the Plan at any time with respect to all of its Participants, by action of its board of directors or compensation committee. The termination of the Plan shall not reduce the amount of any benefit to which the Participant or Beneficiary is entitled to receive under the Plan as of the termination date. Except as provided in paragraph (b) below, benefits shall be maintained under the Plan until such amounts would otherwise have been distributed in accordance with the terms of the Plan and Participants’ validly filed payment elections.

(b)
Notwithstanding any provision in the Plan to the contrary, upon termination of the Plan, the Board of Directors or Compensation Committee reserves the discretion to accelerate distribution of Participants’ benefits (including those Participants in pay status) in accordance with regulations promulgated by the Department of the Treasury under Code Section 409A.

7.2
Amendment. The Company may, in its sole discretion, amend or modify the Plan at any time, in whole or in part, by action of its Board, Compensation Committee or the Committee; provided, however, that (i) no amendment shall decrease the amount of a Participant’s accrued benefit in existence at the time the amendment or modification is made, and (ii) no amendment shall adversely affect any benefit to which a Participant or Beneficiary has become entitled as of the date of the amendment, in either case, without the Participant's consent. Further, during the pendency of a Potential Change in Control (as defined below) and at all times following a Change in Control, no amendment or modification may be made which in any way adversely affects the interests of any Participant with respect to benefits accrued as of the date of the amendment. A “Potential Change in Control” shall be deemed to have occurred if one of the following events occurs:

(a)	The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)	The Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

Exhibit 10.1

(c)
Any Person becomes the Beneficial Owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Stock representing 15% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding Stock (not including the Stock beneficially owned by such Person or any Stock acquired directly from the Company or its affiliates); or

(d)	The Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.
Except as otherwise noted, the capitalized terms in the above definition have the same meaning as set forth in Section 1.5. The Company’s power to amend or modify the Plan includes the power to suspend or freeze participation in the Plan, provided such suspension or freeze does not cause a prohibited acceleration of compensation under Code Section 409A. In such circumstance, the Company may, in its sole discretion, rescind such modification at any time, provided such action is taken consistent with Code Section 409A. Such action may be taken by the Company’s Board of Directors, the Compensation Committee or the Committee.

7.3
Effect of Payment. The full payment of the Participant’s benefit under any provision of the Plan shall completely discharge the Plan’s and Employer’s obligations to the Participant and the Participant's Beneficiaries under this Plan.

ARTICLE 8
ADMINISTRATION

8.1
Plan Administration. Except as otherwise provided in this Article 8 and as specifically referenced in the Plan, the Compensation Committee has delegated administration of the Plan to the Committee. Members of the Committee may be Participants under this Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to such individual. The Chief Executive Officer may not act on any matter involving such officer’s own participation in the Plan. All references to the Committee shall be deemed to include reference to the Chief Executive Officer.

8.2
Powers, Duties and Procedures. The Committee (or the Chief Executive Officer if such individual chooses to so act) shall have full and complete discretionary authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the claims procedures set forth in Article 9 or otherwise with regard to the Plan. The Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Participant or Beneficiary or other person having or claiming to have any interest under the Plan. When making a determination or calculation, the Committee may rely on information furnished by a Participant or the Employer. Benefits under the Plan shall be paid only if the Committee decides in its sole discretion that the Participant or Beneficiary is entitled to them. The

Exhibit 10.1

Committee or the Chief Executive Officer may delegate such powers and duties as it determines for the efficient administration of the Plan.

8.3
Administration Upon Change In Control. For purposes of this Plan, the Company shall be the “Administrator” at all times before a Change in Control. Upon and after a Change in Control, the Administrator shall be an independent third party selected by the individual who, at any time before such event, was the Company’s Chief Executive Officer or, if there is no such officer or such officer does not act, by the Company’s then highest ranking officer (the “Appointing Officer”). Upon a Change in Control, the Administrator shall have full and complete discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to, benefit entitlement determinations. Upon and after a Change in Control, the Company shall (i) pay all reasonable administrative expenses and fees of the Administrator, (ii) indemnify the Administrator against any costs, expenses and liabilities (including, without limitation, attorney’s fees) of whatever kind and nature which may be imposed on, asserted against or incurred by the Administrator in connection with the performance of the duties hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents, and (iii) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the benefits of the Participants, including the dates of disability, death or Separation from Service and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) only by an Appointing Officer. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

8.4
Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to an Employer.

8.5
Binding Effect of Decisions. Notwithstanding any other provision of the Plan to the contrary, the Committee or its delegate shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Any such interpretation shall be final, conclusive and binding on all Participants, Beneficiaries and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.

8.6
Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any other employee to whom the duties of the Committee may be delegated, and the Administrator, as defined in Section 8.3, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members or any such employee or the Administrator.

8.7	Employer Information. To enable the Committee and/or Administrator to perform its functions, each Employer shall supply full and timely information to the Committee on

Exhibit 10.1

all matters relating to the compensation of its Participants, the dates of the disability, death or Separation from Service and such other pertinent information as the Committee may reasonably require.

8.8
Coordination with Other Benefits. The benefits provided to a Participant and the Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of an Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 9
CLAIMS PROCEDURES

9.1
Presentation of Claim. Any Participant or Beneficiary (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 90 days after such notice was received by the Claimant. All other claims shall be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim shall state with particularity the determination desired by the Claimant. A claim shall be considered to have been made when a written communication made by the Claimant or the Claimant’s representative is received by the Committee.

9.2
Decision on Initial Claim. The Committee shall consider a Claimant’s claim and provide written notice to the Claimant of any denial within a reasonable time, but no later than 90 days after receipt of the claim. If an extension of time beyond the initial 90-day period for processing is required, written notice of the extension shall be provided to the Claimant before the initial 90-day period expires indicating the special circumstances requiring an extension of time and the date by which the Committee expects to render a final decision. In no event shall the period, as extended, exceed 180 days. If the Committee denies, in whole or in part, the claim, the notice shall set forth in a manner calculated to be understood by the Claimant:

(i)	The specific reasons for the denial of the claim, or any part thereof;

(ii)	Specific references to pertinent Plan provisions upon which such denial was based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)
An explanation of the claim review procedure set forth in Section 9.3 below, which explanation shall also include a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of the claim upon review.

Exhibit 10.1

9.3
Right to Review. A Claimant is entitled to appeal any claim that has been denied in whole or in part. To do so, the Claimant must submit a written request for review with the Committee within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part. Absent receipt by the Committee of a written request for review within such 60-day period, the claim shall be deemed to be conclusively denied. The Claimant (or the Claimant’s duly authorized representative) may:

(a)	Review and/or receive copies of, upon request and free of charge, all documents, records and other information relevant to the Claimant’s claim;

(b)
Submit written comments, documents, records or other information relating to the Claimant's claim, which the Committee shall take into account in considering the claim on review, without regard to whether such information was submitted or considered in the initial review of the claim; and/or

(c)	Request a hearing, which the Committee, in its sole discretion, may grant.
If a Claimant requests to review and/or receive copies of relevant information pursuant to paragraph (a) above before filing a written request for review, the 60-day period for submitting the written request for review will be tolled during the period beginning on the date the Claimant makes such request and ending on the date the Claimant reviews or receives such relevant information.

9.4
Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after it receives a written request for review of the denial, unless a hearing is held or other special circumstances require additional time. In such case, the Committee will notify the Claimant, before the expiration of the initial 60-day period and in writing, of the need for additional time, the reason the additional time is necessary, and the date (no later than 60 days after expiration of the initial 60-day period) by which the Committee expects to render its decision on review. Notwithstanding the foregoing, if the Committee determines that an extension of the initial 60-day period is required due to the Claimant's failure to submit information necessary for the Committee to decide the claim, the time period by which the Committee must make its determination on review shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The decision on review shall be written in a manner calculated to be understood by the Claimant, and shall contain:

(a)	Specific reasons for the decision;

(b)	Specific references to the pertinent Plan provisions upon which the decision was based;

(c)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant (within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8)) to the Claimant’s claim;

Exhibit 10.1

(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a wholly or partially denied claim for benefits; and

(e)	Such other matters as the Committee deems relevant.

9.5
Form of Notice and Decision. Any notice or decision by the Committee under this Article 9 may be furnished electronically in accordance with Department of Labor Regulation Section 2520.104b-(1)(c)(i), (iii) and (iv).

9.6
Legal Action. Any final decision by the Committee shall be binding on all parties. A Claimant’s compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. Any such legal action must be initiated no later than 180 days after the Committee renders its final decision. If a final determination of the Committee is challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based on the evidence considered by the Committee at the time of such determination.

ARTICLE 10
TRUST

10.1	Establishment of the Trust. The Company may establish a Trust and, if established, each Employer shall contribute such amounts to the Trust from time to time as it deems desirable.

10.2
Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

10.3
Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 11
MISCELLANEOUS

11.1
Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that is unfunded for tax purposes and “is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” (within the meaning of ERISA). The Plan shall be administered and interpreted in a manner consistent with that intent.

11.2
Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer, Company or of any other person and nothing in the Plan shall be construed to give any employee or any other person such rights. The Plan constitutes a

Exhibit 10.1

mere promise by the Company or Employer to make payments in accordance with the terms of the Plan and Participants and Beneficiaries shall have the status of general unsecured creditors solely of the Employer employing the Participant.

11.3
Employer’s Liability. The amount of an Employer’s liability for the payment of benefits shall be defined only by the Plan and any Election Forms, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

11.4
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable to the maximum extent allowed by law. No part of the amounts payable shall, before actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall any part of the same, to the maximum extent allowed by law, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or, except as provided in Section 4.5(b), be transferable to a spouse as a result of a property settlement or otherwise.

11.5
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement between an Employer and a Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time, with or without cause, or to modify the Base Annual Salary or annual or long-term performance award at any time.

11.6
Furnishing Information. A Participant or Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

11.7
Receipt and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Committee and a trustee (if any) under the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

11.8
Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling disposition of that person's property, the Committee may direct payment of such

Exhibit 10.1

benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the Account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.9
Governing Law and Severability. To the extent not preempted by ERISA, the provisions of this Plan shall be construed, administered and interpreted according to the internal laws of the State of Wisconsin without regard to its conflicts of laws principles. If any provision is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

11.10
Notices and Communications. All notices, statements, reports and other communications from the Committee to any employee, Participant, Beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when personally delivered to, when transmitted via facsimile or other electronic media or when mailed overnight or by first-class mail, postage prepaid and addressed to, such employee, Participant, Beneficiary or other person at last known address on the Employer’s or Company’s records. All elections, designations, requests, notices, instructions and other communications from a Participant, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee, and shall be mailed by first-class mail, transmitted via facsimile or other electronic media or delivered to such location as shall be specified by the Committee. Such communication shall be deemed to have been given and delivered only upon actual receipt by the Committee at such location.

11.11
Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

11.12
Insurance. An Employer, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Employer may choose. The Employer or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employer shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for insurance. The Participant may elect not to be insured.

11.13
Legal Fees To Enforce Rights After Change in Control. The Employer is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Employer, or of any successor corporation, might then cause or attempt to cause the Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended

Exhibit 10.1

under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Employer irrevocably authorizes such Participant to retain counsel of the Participant's choice at the expense of the Employer (who shall be jointly and severally liable for all reasonable fees of such counsel) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, shareholder or other person affiliated with the Employer or any successor thereto in any jurisdiction. If paid by the Participant, the Employer shall reimburse such legal fees no later than December 31st of the year following the year in which the expense was incurred.

11.14
Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

11.15	Headings. Headings and subheadings in the Plan are inserted for convenience only and shall not control or affect the meaning or construction of any of its provisions.

33020304v4

Exhibit 10.1

APPENDIX A
GRANDFATHERED MINIMUM BENEFITS FOR PARTICIPANTS WHO ON DECEMBER 31, 1995 WERE BOTH ACTIVELY EMPLOYED BY THE COMPANY AND COVERED UNDER THE WE RETIREMENT ACCOUNT PLAN
A Participant who was actively employed by the Company on December 31, 1995 and who was then covered by the WE Retirement Account Plan and who continued as an active employee of the Company until commencement of benefits under the WE Retirement Account Plan, shall be eligible for the Benefit A Grandfather Alternative. The Benefit A Grandfather Alternative will be equal to the greater of (x) or (y), where:

(x)
is the benefit that would have accrued for such Participant under the provisions of the special formula minimum retirement income grandfather sections (the “Grandfathered Benefit Provisions”) of the WE Retirement Account Plan, if the WE Retirement Account Plan were administered using all Pension Eligible Earnings as defined in this Plan, less the amount of the qualified pension benefit that such Participant would be actually entitled to receive were the Grandfathered Benefit Provisions of the WE Retirement Account Plan applied, and

(y)
is the benefit that would have accrued for such Participant under the provisions of the cash balance formula of the WE Retirement Account Plan, if the WE Retirement Account Plan was administered using all Pension Eligible Earnings as defined in this Plan, less the amount of the qualified benefit that such Participant would be actually entitled to receive under the cash balance formula of the WE Retirement Account Plan were such formula applied.

Credited service and Pension Eligible Earnings after December 31, 2010, will not be used to calculate this Benefit A Grandfather Alternative, but existing early retirement reductions based upon the Participant’s age and service applicable to the Grandfathered Benefit Provisions will continue in accordance with the terms of the WE Retirement Account Plan.
An example of the Benefit A Grandfather Alternative is as follows:
Assume the Participant actually receives a cash payment at retirement from the WE Retirement Account Plan of $380,000. At the time the Participant receives that benefit, calculations are made to convert the formula (x) benefit above into a lump sum amount that is the actuarial equivalent of a life annuity for the life of the Participant commencing at the later of age 60 or the Participant’s age at benefit commencement. This is accomplished in three steps. First, the portion of the formula (x) benefit calculated using all Pension Eligible Earnings is multiplied by the early retirement reduction factor as determined under the WE Retirement Account Plan. Secondly, the resulting benefit is converted into a lump sum actuarial equivalent ($1,450,000 in the illustration below) of the life annuity form described above, with actuarial equivalency determined for this purpose by using the interest rate and mortality table referenced in Article VII (with such interest rate to be that in effect on the last business day on the month prior to payment). Thirdly, the value of the lump sum to which the Participant would actually be entitled

A-1

Exhibit 10.1

under the WE Retirement Account were the Grandfathered Benefit Provisions applied is subtracted ($350,000 in the illustration below) to obtain the formula (x) net lump sum amount ($1,100,000 in the illustration below). Calculations are also made under formula (y) which compare the lump sum account balance that would have been generated for the Participant using all Pension Eligible Earnings under the regular cash balance formula of the WE Retirement Account Plan ($520,000 in the illustration below) with the actual lump sum account balance that would be payable to the Participant were the regular cash balance formula applied ($380,000 in the illustration below). The following comparisons result:
WE Retirement Account Plan:
Cash Balance Formula        $380,000
Grandfather Formula         350,000
SERP Benefit A Grandfather Alternative, calculated under:
Cash Balance Formula        $ 520,000
Grandfather Formula             1,450,000
Actual SERP Benefit A Grandfather is $1,100,000, which is the greater of
2(a) - 1(a) [$140,000] or 2(b) - 1(b) [$1,100,000].

33020304v4

A-2